Exhibit 5.1

BART AND ASSOCIATES, LLC
Attorneys at Law

__________________________________________________________________________

December 18, 2014

Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Securities and Exchange Commission Examiner:

We are acting as counsel for Virtual Sourcing, Inc., a Nevada corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-1 (the “Registration Statement”), as to which this opinion is a part, filed with the Securities and Exchange Commission (the “Commission”) on March 3, 2014 for the registration by certain selling shareholders and the Company of 35,000,000 shares of common stock, $0.001 par value, of the Company (the “Shares”).

In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

Based upon the foregoing, it is our opinion that:

The shares to be sold by the selling shareholders that are to be registered as covered by the Registration Statement are validly issued, fully paid and nonassessable.

The shares to be sold by the Company that are to be registered as covered by the Registration Statement will be, when sold, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption “Interest of Named Experts and Counsel” in the prospectus included in the Registration Statement.

Respectfully submitted,

/s/ Bart and Associates, LLC
Bart and Associates, LLC

8400 East Prentice Avenue, Suite 1500, Greenwood Village, CO 80111
Phone: (720)-226-7511     Facsimile: (303)-745-1880        E: kbart@kennethbartesq.com
www.kennethbartesq.com